Confidential

March 19, 2015

Jeff O'Driscoll

1888 South 1800 East Salt Lake City, UT 84108

Subject: CONSULT/NG AGREEMENT LETTER

This agreement ("Agreement") dated 9 March 2015 is made by and between Fresh Medical Laboratories, Inc. ("FML," the "Company" or "ProLung") a Delaware Corporation whose principal address is 757 East South Temple, Suite 150, Salt Lake City, UT 84102 ("Company"}, AND Jeff O'Driscoll located at 1888 South 1800 East, Salt Lake City, UT 84108.("Consultant.")

1.

Consultation Services: The Company hereby employs the Consultant to perform the medical advisory services in accordance with the terms and conditions set forth in this Agreement. Medical advisory services include functioning as the Chief Medical Officer of the Company. No other agreement written or verbal is recognized, precludes, amends or predates this Agreement between Consultant and FML. The Consultant will assist in the clinical direction and regulatory approvals of the Company and others mutually agreed assignments from time to time. In that capacity, the Consultant will report to the Chief Executive Officer. This agreement terminates on April30, 2015 unless agreed to in writing by both parties.

2.

Conflict of Interest: The Consultant will promptly disclose to and notify the management of the Company of any potential conflict of interest in the performance of his duties as a consultant. The Consultant maintains and supports the business interests of FML and shall not informally or officially represent any potential Partner or Partners without the prior written approval of FML.

3.

Payment to Consultant: On projects approved in advance by the Company, the Consultant will be paid a cash retainer of $2,000 per week ("Compensation") by FML. Payments will occur on the 1st and 15th of each month.

4.

Interest: The Consultant will be required to represent and promote uniquely and fully the interests of the Company and its Management and Affiliates at all times and refrain from receiving or agreeing to receive Incentive Compensation by any other party, group of individual introduced by you to the Company. The Consultant also agrees to refrain from withholding information that is critical to the Company which has been disclosed by any party introduced to the Company by the Consultant.

March 19, 2015

5.

Complete Agreement: The Consultant and the Company, agree that this Offer constitutes the only offer between the Consultant and the Company and no other conditions are agreed other than those set forth herein. Further, the Parties agree that this Offer remain in effect for the Term of the Offer unless terminated by either Party in writing.

6.

Termination: Either the Consultant or the Company may terminate this agreement at any time and for any purpose.

7.

Breach: If there is a breach in the Confidentiality or Interest provision of this Offer, as determined by the Company, and, having advised the Consultant remains uncured for 30 days, this Offer is rescinded and any Incentive Compensation granted hereby cancelled.

8.

Expenses: The Consultant will be reimbursed for reasonable business expenses. The Consultant may be asked to produce receipts, and it is easier for the Company if the Consultant gets a quick prior approval for any major expense prior to the Consultants commitment in order for the Company to reimburse in a timely way.

9.

Contractor: Under the law of the State of Utah, the Consultant is an area Contractor. As such the Consultant is responsible for their own taxes and are not able to obligate the Company, or represent the Company on their own.

10.

Confidential Information: During the Term of this agreement, the Consultant agrees to be bound by the Confidentiality and on Disclosure Agreement ("CDA").

The Company and the Consultant to do hereby agree with the foregoing this day March, 19 2015:

/s/ Steven C. Eror

Fresh Medical Laboratories, Inc.

By Steven C. Eror

Its President and CEO

/s/ Jeff O’Driscoll

By Jeff O’Driscoll

Chief Medical Officer

Consultant